UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

October 13, 2004

(Date of Report – date of earliest event reported)

GRANITE FALLS COMMUNITY ETHANOL PLANT, LLC

(Exact name of registrant as specified in charter)

Minnesota

(State or other jurisdiction of incorporation or organization)

333-99065	41-1997390
(Commission File No.)	(IRS Employer Identification No.)

2448 – 540th Street, Suite 1, P.O. Box 216, Granite Falls, MN 56241-0216

(Address of principal executive offices)

(320) 564-3100

(Registrant’s telephone number, including area code)

(Former Name and Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(c) Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
SIGNATURES

Item 5.02(c) Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Approval of Designated Governors and Appointment of At Large Governors; Appointment of Officers

     On October 13, 2004, our existing six member Board of Governors implemented the August 2004 amendments to our Operating and Member Control Agreement (the “2004 Amendments”). The 2004 Amendments require a seven member Board of Governors and permit Glacial Lakes Energy, LLC of Watertown, South Dakota (“GLE”) and Fagen, Inc. of Granite Falls, Minnesota (“Fagen”), our two significant investors and members, to elect three of the seven members of our Board of Governors. We adopted the 2004 Amendments in connection with and as a condition to GLE’s and Fagen’s purchase of $6,500,000 and $2,500,000 of our membership units, respectively. We also elected certain officers as designated by GLE pursuant to our Operating and Management Agreement with GLE also entered into as a condition to GLE’s and Fagen’s investment in us.

     The 2004 Amendments require that we are governed by a Board of Governors of seven individuals. So long as GLE is a member and holds no less than 20% of our membership units, GLE has the right to designate two governors and an alternate governor to act in the absence of a GLE designated governor. So long as Fagen is a member and holds no less than 5% of our membership units, Fagen has the right to designate one governor. The remaining four governors constitute our “At-Large Governors” and will be elected by our members at our annual member meeting.

     GLE designated Messrs. Terry Little and Doyle Thompson as governors and Mr. Terry Mudgett as the alternate governor. Fagen designated a current governor, Mr. Steve Core, as a governor. On October 13, 2004, our existing Board of Governors formerly accepted GLE’s and Fagen’s governor designations and appointed our four At-Large Governors.

     Our At-Large Governors are classified into three classes. The Class I, II and III At-Large Governors will serve until the annual meeting of members in 2005, 2006 and 2007, respectively. At each annual meeting, our members will elect the At-Large Governors of the class up for election for a three year term.

     Our existing Board of Governors also elected as executive officers Messrs. Terry Little as Vice Chairman of the Board of Governors, Tom Branhan as our Chief Executive Officer and General Manager and Michael Nealon as our Chief Financial Officer and Controller all of whom are currently associated with GLE as an employee or board member and all of whom were designated by GLE pursuant to our Operating and Management Agreement with GLE.

     Our current executive officers and governors are as follows.

Name	Age	Position	Class
Paul Enstad	44	Governor and Chairman of the Board	III
Terry Little	44	Governor and Vice Chairman of the Board	—
Doyle Thompson	50	Governor	—
Steven H. Core	54	Governor	—
Julie Oftedahl-Volstad	49	Governor, Secretary and Treasurer	III
Scott Dubblede	42	Governor	II
Shannon Johnson	42	Governor	I
Thomas Branhan	59	Chief Executive Officer and General Manager	—
Michael Nealon	43	Chief Financial Officer and Controller	—

     The following is a brief description of the business experience and background of Messrs. Little, Thompson, Branhan and Nealon, our recently designated and appointed governors and/or executive officers and Mr. Mudgett, GLE’s designated alternate governor:

     Terry Little. Mr. Little has been farming in Watertown, South Dakota since 1984. He and his brother currently farm together as a partnership and raise livestock and grain. He serves on the Board of Governors of GLE, our member. After growing up on a farm near Watertown, Mr. Little attended South Dakota State University and Iowa State University and received a degree in Veterinary Medicine. After a brief career in veterinary medicine, Mr. Little returned to the family farm and his current farming operation.

      Doyle Thompson. Mr. Thompson has been farming grain in Gary, South Dakota since 1975 until present. He also serves on the Board of Governors of GLE, our member. Mr. Thompson graduated from Gary High School and attended Canby Vo-Tech in Production Agriculture. Mr. Thompson also serves on the H-D Electric Board of Directors.

      Thomas Branhan. Mr. Branhan has been serving as GLE’s CEO and General Manager since December 2001. Mr. Branhan will continue to serve as GLE’s CEO and General Manager while also serving as our CEO and General Manager. From December 1997 to November 2001 Mr. Branhan managed a 40 million pound per year acrylic chemical plant in Southern California. Mr. Branhan received his mechanical engineering degree from the University of Cincinnati.

     Michael Nealon. Mr. Nealon has been serving as GLE’s Chief Financial Officer and Controller since May 2002. He will continue to serve in these positions while also serving as our CFO and Controller. From July 1999 to January 2002, Mr. Nealon worked for BankFirst, a credit card issuer, in Sioux Falls, South Dakota as Director of Finance. Prior thereto, Mr. Nealon spent 15 years in public accounting as a controller for publicly held companies and as an accountant for Deloitte & Touche. Mr. Nealon received a degree in Business Administration from Creighton University in Omaha, Nebraska. Mr. Nealon is a certified public accountant.

     Terry Mudgett. Mr. Mudgett was designated by GLE as our alternate governor to act in the absence of any GLE designated governor. He has been a farmer for the past 26 years in Clark County, South Dakota and currently has a grain operation and cattle feed and cow/calf operation. He has also been involved as a seed salesman for the past several years.

     We have no employment agreements with any of the foregoing executive officers or governors.

Audit Committee

     On October 13, 2004, our Board of Governors established our Audit Committee consisting of Messrs. Enstad and Little and Ms. Oftedahl-Volstad.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: October 19, 2004	GRANITE FALLS COMMUNITY ETHANOL PLANT, LLC
/s/ Thomas Branhan
Thomas Branhan, Chief Executive Officer and
General Manager (Principal Executive Officer)